Exhibit 10.3

FIRST AMENDMENT TO CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS FIRST AMENDMENT TO CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Amendment”) is made and entered into this 13th day of October, 2015 by and between Cempra, Inc., a Delaware corporation with its principal executive offices at 6320 Quadrangle Drive, Suite 360, Chapel Hill, NC 27517 (the “Company”), and Prabhavathi Fernandes, Ph.D. (the “Employee”).

WITNESSETH:

WHEREAS, Employee and the Company previously entered into a Change in Control Severance Agreement (the “Severance Agreement”) as of August 9, 2013;

WHEREAS, Employee and the Company wish to amend the Severance Agreement to alter certain provisions regarding the consideration to be paid to Employee under certain circumstances following a “Change in Control” of the Company and to make other clarifying amendments; and

WHEREAS, in light of the foregoing, Employee and the Company desire to mutually and voluntarily amend the Severance Agreement, effective as of the date set forth above (the “Effective Date”), pursuant to the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows.

1. AMENDMENT TO SECTION 1(d) OF THE SEVERANCE AGREEMENT. Section 1 of the Severance Agreement is modified by replacing existing Section 1(d)(v) with a new Section 1(d)(v) as follows:

(v) The determination by the Company, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that Employee personally engaged in some form of discrimination, harassment or retaliatory conduct prohibited by law (including, without limitation, discrimination based on race, color, religion, sex, national origin, age, disability or other status protected by law), unless Employee’s actions were specifically directed by the Board;

2. AMENDMENT TO SECTION 1(f) OF THE SEVERANCE AGREEMENT. Section 1 of the Severance Agreement is modified by replacing existing Section 1(f) with a new Section 1(f) as follows:

(f) “Good Reason” shall mean any of the following: (i) the assignment to Employee of duties materially inconsistent with Employee’s position, duties, responsibilities, titles or offices as described herein; (ii) any material reduction by the Company of Employee’s duties and responsibilities or any material change in

Employee’s direct reporting relationship to the Board other than a change in the composition of the Board; (iii) any reduction or series of reductions in excess of ten percent (10%) by the Company of Employee’s compensation or benefits payable hereunder (it being understood that a reduction of benefits applicable to all employees of the Company, including Employee, shall not be deemed a reduction of Employee’s compensation package for purposes of this definition); or (iv) a change of more than thirty-five (35) miles in the geographic location at which Employee must perform services for the Company. Notwithstanding the foregoing, Employee shall not have Good Reason for termination unless Employee gives written notice of termination for Good Reason within thirty (30) days after the event giving rise to Good Reason occurs, and the Company does not correct the action or failure to act that constitutes the grounds for Good Reason, as set forth in Employee’s notice of termination, within thirty (30) days after the date on which Employee gives written notice of termination.

3. AMENDMENT TO SECTION 2 OF THE SEVERANCE AGREEMENT. Section 2 of the Severance Agreement is modified by replacing existing Section 2(b)(iii) with a new Section 2(b)(iii) as follows:

(iii) Conditioned on Employee’s proper and timely election to continue her health insurance benefits under COBRA after the Termination Date, reimbursement of Employee’s applicable COBRA premiums for the lesser of twenty-four (24) months following the Termination Date or until Employee becomes eligible for insurance benefits from another employer, provided, however, that the Company has the right to terminate such payment of COBRA premium reimbursement to Employee and instead pay Employee a lump sum amount equal to the applicable COBRA premium multiplied by the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Internal Revenue Code.

4. REMAINDER OF SEVERANCE AGREEMENT. Except as expressly set forth in this Amendment, the provisions of the Severance Agreement will remain in full force and effect, in their entirety, in accordance with their terms.

5. MISCELLANEOUS. This Amendment will be governed, construed, and interpreted in accordance with the laws of the State of North Carolina, without giving effect to conflicts of laws principles of any jurisdiction. The parties agree that this Amendment may only be modified in a signed writing executed by each of the parties hereto. This Amendment will be binding upon and will inure to the benefit of the parties hereto and their respective heirs, successors and assigns. This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the Effective Date.

CEMPRA, INC.

By:	/s/ Garheng Kong, M.D., Ph.D.
Name:	Garheng Kong, M.D., Ph.D.
Title:	Chairman of the Board of Directors

EMPLOYEE

By:	/s/ Prabhavathi Fernandes, Ph.D.
Name:	Prabhavathi Fernandes, Ph.D.